Exhibit 99.1

C4 Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results and Recent Business Highlights
CFT1946 Preclinical Data Accepted for a Poster Presentation at the AACR Annual Meeting 2024
Phase 1 Dose Escalation Trials for CFT7455 and CFT1946 Continue to Progress; Data from Both Trials Expected in 2H 2024
Well Capitalized with Cash Runway Expected into 2027
WATERTOWN, Mass., Feb. 22, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today reported financial results for the year ended December 31, 2023, as well as recent business updates.
“2023 was an important year for C4T as we executed across three clinical trials, entered into two new collaborations, generated positive dose escalation data from our CFT7455 program for patients with relapsed/refractory multiple myeloma, and meaningfully extended our cash runway,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “We began 2024 with positive momentum across our portfolio and are looking forward to sharing data from our two lead programs, CFT7455 and CFT1946, in the second half of the year, as well as supporting our partner, Betta Pharmaceuticals, with trial start-up activities for the Phase 1 trial of CFT8919 in Greater China this year. As we continue to advance our portfolio, we are well-positioned with a strong balance sheet to deliver on our goals and execute through and beyond meaningful value inflection points in order to bring new therapeutic options to patients with difficult-to-treat diseases.”
FOURTH QUARTER 2023 AND RECENT ACHIEVEMENTS
CFT7455: CFT7455 is an oral degrader of IKZF1/3 for the potential treatment of relapsed/refractory (R/R) multiple myeloma (MM) and R/R non-Hodgkin’s lymphomas (NHL).
•Presented Positive Data from the Ongoing Phase 1/2 Trial in R/R MM. In December 2023, presented positive clinical data from the ongoing CFT7455 Phase 1/2 trial in R/R MM showing that the 14 days on/14 days off schedule is optimal. Additionally, the data demonstrated anti-myeloma activity, including International Myeloma Working Group (IMWG) responses in patients who have undergone numerous lines of prior therapy for MM, including BCMA therapies.
•Advanced the Phase 1/2 Clinical Trials. The dose escalation portion of the Phase 1/2 trials evaluating CFT7455 in combination with dexamethasone for R/R MM and as a monotherapy for R/R NHL continues to progress. As of February 2024, two dose levels are open for enrollment in the Phase 1/2 trial for R/R MM and one dose level open for enrollment in the Phase 1/2 trial for R/R NHL.

CFT1946: CFT1946 is an oral degrader targeting BRAF V600X mutations for the potential treatment of solid tumors including non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and melanoma.
•Shared Encouraging Initial Pharmacokinetic (PK) and Pharmacodynamic (PD) Data. In January 2024, shared PK and PD data from the initial escalation cohorts of the CFT1946 Phase 1/2 trial demonstrating dose proportional exposure and oral bioavailability, which are associated with deep degradation of BRAF V600E, a clinically validated target.
•New Preclinical Data Accepted as a Poster at the American Association for Cancer Research (AACR) Annual Meeting 2024. Accepted to present CFT1946 preclinical data demonstrating differentiated activity in preclinical models of BRAF V600X melanoma, CRC, NSCLC and brain metastasis.
•Advanced the Phase 1/2 Clinical Trial. The dose escalation portion of the CFT1946 Phase 1/2 trial for BRAF V600X mutations, including NSCLC, CRC and melanoma, continues to progress. As of February 2024, three escalation cohorts are complete and dose escalation continues with a fourth dose level currently enrolling.
Collaborations:
Merck
•In December 2023, C4T and Merck entered into a license and research collaboration to discover and develop degrader antibody conjugates. Under the terms of the agreement, C4T and Merck will collaborate to develop degrader antibody conjugates directed to an initial undisclosed oncology target exclusive to the collaboration; in January 2024, C4T received the $10 million upfront payment for this initial target. C4T is eligible to receive milestone payments totaling approximately $600 million, as well as tiered royalties on future sales, for degrader antibody conjugates directed to this initial target. The agreement also provides Merck with the option to extend the collaboration to include three additional targets that would be exclusive to the collaboration, which could yield option exercise payments as well as potential milestones and royalties. If Merck exercises all of its options to extend the collaboration, C4T would be eligible to receive up to approximately $2.5 billion in potential payments across the entire collaboration.
Betta Pharmaceuticals
•In January 2024, the previously announced $25 million stock purchase by a subsidiary of partner Betta Pharmaceuticals was completed.
•In December 2023, Betta Pharmaceuticals received approval from the Chinese National Medical Products Administration for the Clinical Trial Application of CFT8919, which is being evaluated in patients with EGFR L858R NSCLC.
Corporate Updates:
•In January 2024, C4T announced 2024 strategic priorities focused on advancing product candidates CFT7455 and CFT1946, delivering on discovery collaborations, and streamlined internal research efforts, which resulted in an approximately 30% reduction in the company’s workforce.
•As announced in January 2024, C4T sold approximately 13.7 million shares under the company’s at the market (ATM) offering arrangement, at an average price of $5.42 per share, resulting in approximately $72 million of new equity capital, net of commissions and fees. As of December 31, 2023, 11.2 million of these shares had settled for net proceeds of $57.7 million.

•In November 2023, C4T appointed Owen Hughes to its board of directors. Mr. Hughes is an accomplished life sciences executive with nearly three decades of experience in investing, operations and corporate governance.
KEY UPCOMING MILESTONES
CFT7455:
•Present updated data from the ongoing Phase 1 dose escalation trial in R/R MM in 2H 2024.
•Present data from the ongoing Phase 1 dose escalation trial in R/R NHL in 2H 2024.
•Complete Phase 1 dose exploration in R/R MM and R/R NHL by year-end 2024.
CFT1946:
•Present preclinical data demonstrating differentiated activity in preclinical models of BRAF V600X NSCLC, CRC, melanoma and brain metastasis at the AACR Annual Meeting taking place April 5 – 10, 2024 in San Diego, CA.
•Present clinical data from the ongoing Phase 1 dose escalation trial in NSCLC, CRC, melanoma and other cancers with BRAF V600X mutations in 2H 2024.
UPCOMING INVESTOR EVENTS
•March 4, 2024: Management will present at TD Cowen’s 44th Annual Health Care Conference taking place March 4 - 6, 2024, at the Marriott Copley Place in Boston, MA.
•March 11, 2024: Management will participate in a fireside chat at the Leerink Partners Global Biopharma Conference taking place March 11 - 13, 2024, at the Fontainebleau in Miami, FL.
FULL YEAR 2023 FINANCIAL RESULTS
Revenue: Total revenue for the year ended December 31, 2023 was $20.8 million, compared to $31.1 million for the year ended December 31, 2022. The decrease in revenue was primarily due to the collaboration agreement with Calico ending in January 2023 and completion of research activities for a target under the collaboration agreement with Biogen, partially offset by the completion of research activities for select targets under the collaboration agreement with Roche. 2023 revenue reflects amounts recognized under our collaboration agreements with Biogen, Calico, and Roche.
Research and Development (R&D) Expense: R&D expense for the year ended December 31, 2023 was $117.7 million, compared to $117.8 million for the year ended December 31, 2022. R&D expense was relatively flat year over year as preclinical costs decreased and clinical costs increased with the transition of CFT1946 to clinical development.
General and Administrative (G&A) Expense: G&A expense for the year ended December 31, 2023 was $42.1 million, compared to $42.8 million for the year ended December 31, 2022. The decrease in G&A expense was primarily attributable to a decrease in professional fees.
Net Loss and Net Loss per Share: Net loss for the year ended December 31, 2023 was $132.5 million, compared to $128.2 million for the year ended December 31, 2022. Net loss per share for the year ended December 31, 2023 was $2.67, compared to $2.62 for the year ended December 31, 2022.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of December 31, 2023 were $281.7 million, compared to $337.1 million as of December 31, 2022. Cash and cash equivalents as of December 31, 2023 do not include $25 million in proceeds from the sale of shares of our common stock to a subsidiary of Betta Pharmaceuticals, $14.1 million of proceeds in connection with the settlement of 2,500,601 shares under our ATM program, and the $10.0 million upfront payment related to our collaboration agreement with Merck, all of which were received in January 2024. The company expects that its cash, cash equivalents and marketable securities as of December 31, 2023, together with these amounts received in January 2024, which result in a proforma balance of approximately $330 million, will enable the company to fund its operating plan into 2027.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About CFT7455
CFT7455 is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3) and overcome shortcomings of currently approved therapies to treat multiple myeloma (MM) and non-Hodgkin’s lymphoma (NHL). CFT7455 is currently in a Phase 1 dose escalation study in MM and NHL. Initial clinical data show CFT7455 is well tolerated, demonstrates anti-myeloma activity and displays evidence of immunomodulatory effects. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF V600X mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF V600E-driven disease and in models resistant to BRAF inhibitors. CFT1946 is currently in a Phase 1 dose escalation study in BRAF V600 mutant solid tumors including non-small cell lung cancer, colorectal cancer and melanoma. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
About CFT8919
CFT8919 is an orally bioavailable allosteric BiDAC™ degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, in preclinical studies, CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M and L858R-T790M-C797S. In 2023, C4T and Betta Pharmaceuticals entered into an exclusive licensing and collaboration agreement for the development and commercialization of CFT8919 in Greater China, including Hong Kong SAR, Macau SAR and Taiwan.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to successfully perform on our obligations under and realize downstream economics related to our collaborations; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later stage clinical trials; regulatory developments in the United States and foreign countries; the potential timing for updates on our clinical and research programs; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$281,689	$337,115
Total assets	376,451	430,840
Deferred revenue	37,285	33,513
Long-term debt-related party	—	11,482
Total stockholders' equity	246,114	289,234

 Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2023	2022
Revenue from collaboration agreements	$20,756	$31,096
Operating expenses:
Research and development	117,706	117,841
General and administrative	42,081	42,789
Total operating expenses	159,787	160,630
Loss from operations	(139,031)	(129,534)
Other income (expense), net
Interest expense and amortization of long-term debt—related party	(1,373)	(2,216)
Loss on early extinguishment of debt	(621)	—
Interest and other income, net	9,812	3,575
Total other income (expense), net	7,818	1,359
Loss before income taxes	(131,213)	(128,175)
Income tax expense	(1,280)	—
Net loss	$(132,493)	$(128,175)
Net loss per share - basic and diluted	$(2.67)	$(2.62)
Weighted-average number of shares - basic and diluted	49,640,505	48,861,665